Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-229222) pertaining to HyreCar, Inc. 2018 Equity Incentive Plan,
2)	Registration Statement (Form S-8 No. 333-230472) pertaining to HyreCar, Inc. 2016 Equity Incentive Plan;
3)	Registration Statement (Form S-3 No. 333-234525) pertaining to HyreCar, Inc.
4)	Registration Statement (Form S-3 No. 333-238534) pertaining to HyreCar, Inc.
5)	Registration Statement (Form S-3 No. 333-252716) pertaining to HyreCar, Inc.
6)	Registration Statement (Form S-3 No. 333-257372) pertaining to HyreCar, Inc.

of our report dated March 15, 2022 with respect to the consolidated financial statements of HyreCar, Inc. which appear in this Annual Report on Form 10-K.

/s/ dbbmckennon

     3501

  San Diego, California

  March 15 , 2022